                                                                    Exhibit 11B

                         PACIFICARE HEALTH SYSTEMS, INC.


       COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK - FULLY DILUTED
           (dollars and shares in thousands, except per share amounts)


                                                                       YEARS ENDED SEPTEMBER 30
                                                              ----------------------------------------
                                                                   1995             1994        1993
                                                              ----------------------------------------
Shares outstanding at the beginning of the period                 27,528           27,256      25,617

Weighted average number of shares issued during the period
 in connection with a public offering, compensation
 awarded in stock and exercise of stock options                    1,750             155        1,694

Shares repurchased (weighted)                                          -             (33)         (88)

Dilutive shares issuable, net of shares assumed to have been purchased (at the higher of average or ending market price) for treasury with assumed proceeds from:

   Contingent exercise of stock options                               608           766           624

   Registered equity purchase contracts                                 4             -             -
                                                              ----------------------------------------

Total fully diluted shares                                         29,890        28,144        27,847
                                                              ----------------------------------------
                                                              ----------------------------------------

Income before cumulative effect of a change in
 accounting principle                                          $  108,095     $  84,593     $  62,696
Cumulative effect on prior years of a change in
 accounting principle                                                   -         5,658             -
                                                              ----------------------------------------

Net income                                                     $  108,095     $  90,251     $  62,696

Decrease in interest expense applicable to subordinated
 convertible debentures, net of income tax effect                       -             -             1
                                                              ----------------------------------------
Net income as adjusted                                         $  108,095     $  90,251     $  62,697
                                                              ----------------------------------------
                                                              ----------------------------------------


Fully diluted earnings per share:
  Earnings before cumulative effect of a change in
   accounting principle                                        $     3.62     $    3.00     $    2.25
  Cumulative effect on prior years of a change in
   accounting principle                                                 -          0.20             -
                                                              ----------------------------------------
Earnings per share - fully diluted                             $     3.62     $    3.20     $    2.25
                                                              ----------------------------------------
                                                              ----------------------------------------